                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                  Apartment Investment and Management Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                     [LOGO]

             2000 SOUTH COLORADO BOULEVARD, TOWER TWO, SUITE 2-1000
                          DENVER, COLORADO 80222-7900
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Meeting") of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (the "Company") to be held on Thursday, April 20, 2000, at 9:00 a.m. at the principal executive offices of the Company at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, for the following purposes:

          1. To elect five directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

          2. To ratify the selection of Ernst & Young LLP, to serve as independent auditors for the Company for the fiscal year ending December 31, 2000; and

          3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

     Only stockholders of record at the close of business on March 8, 2000, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Meeting may withdraw their proxies and vote their shares personally if they so desire.

     This year you may choose to vote your shares by using a toll-free telephone number or the Internet, as described on the proxy card. You may also mark, sign, date and mail your proxy in the envelope provided, but if you choose to vote your shares by telephone or the Internet, there is no need for you to mail your proxy card. Votes submitted via the Internet or by telephone must be received by 5:00 p.m. Eastern Time on April 18, 2000. The method by which you decide to vote will not limit your right to vote at the Annual Meeting. If you later decide to attend the Annual Meeting in person, you may vote your shares even if you previously have submitted a proxy by telephone, the Internet or by mail.

     The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ JOEL F. BONDER
                                            Joel F. Bonder
                                            Secretary

March 8, 2000

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             2000 SOUTH COLORADO BOULEVARD, TOWER TWO, SUITE 2-1000
                          DENVER, COLORADO 80222-7900
                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000

     This Proxy Statement is furnished to stockholders of Apartment Investment and Management Company ("AIMCO" or the "Company"), real estate investment trust ("REIT"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Thursday, April 20, 2000, at 9:00 a.m. at the principal executive offices of the Company at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, and at any and all adjournments or postponements thereof, for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about March 22, 2000.

     This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Corporate Investor Communications, for an estimated fee of $4,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

     Holders of record of the Class A Common Stock of the Company ("Common Stock") as of the close of business on the record date, March 8, 2000 (the "Record Date"), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 67,250,877 shares of Common Stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted: FOR the election of all nominees for director; and FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2000. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The Company's 1999 Annual Report to Shareholders is being mailed with this Proxy Statement. The principal executive offices of the Company are located at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900.

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

     Pursuant to the Company's Charter, directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. The Company's Bylaws currently authorize a Board of Directors consisting of not fewer than three nor more than nine persons.

     The nominees for election to the five positions on the Board of Directors to be voted upon at the Meeting are Terry Considine, Richard S. Ellwood, Peter
K. Kompaniez, J. Landis Martin and Thomas L. Rhodes. All nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders. John D. Smith was elected to the Board of Directors at the last Annual Meeting of Stockholders and he has chosen not to stand for re-election as a Director of the Company at the Meeting. Mr. Smith will resign as a Director of the Company as of the date of the Meeting. Pursuant to the Bylaws of the Company, the Board of Directors may elect a successor to fill the vacancy left by Mr. Smith's resignation. Messrs. Ellwood, Martin, Smith and Rhodes (the "Independent Directors") are not employed by, or affiliated with, the Company, other than by virtue of serving as directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Considine, Ellwood, Kompaniez, Martin and Rhodes to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board of Directors that they are able and willing to serve as directors.

     If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than five nominees.

     Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the five nominees named above as directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FIVE NOMINEES.

                                  PROPOSAL 2:
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, the Company's independent auditors for the year ended December 31, 1999, was selected by the Board of Directors, upon the recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 2000, subject to ratification by the Company's stockholders. There are no affiliations between the Company and Ernst & Young LLP, its partners, associates or employees, other than as pertain to the engagement of Ernst & Young LLP as independent auditors for the Company in the previous year. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

                        BOARD OF DIRECTORS AND OFFICERS

     The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board of Directors are set forth below.

NAME                      AGE   FIRST ELECTED                       POSITION
----                      ---   -------------                       --------
Terry Considine.........  52      July 1994     Chairman of the Board of Directors and Chief
                                                  Executive Officer
Peter K. Kompaniez......  55      July 1994     Vice Chairman of the Board of Directors and
                                                President
Thomas W. Toomey........  39    January 1996    Chief Operating Officer
Harry G. Alcock.........  36      July 1996     Executive Vice President and Chief Investment
                                                Officer
Joel F. Bonder..........  51    December 1997   Executive Vice President, General Counsel and
                                                  Secretary
Patrick J. Foye.........  43      May 1998      Executive Vice President
Lance J. Graber.........  38    October 1999    Executive Vice President -- Acquisitions
Steven D. Ira...........  49      July 1994     Co-Founder and Executive Vice
                                                President -- Property Operations
Paul J. McAuliffe.......  43    February 1999   Executive Vice President and Chief Financial
                                                Officer
Richard S. Ellwood......  68      July 1994     Director, Chairman of the Audit Committee
J. Landis Martin........  54      July 1994     Director, Chairman of the Compensation Committee
Thomas L. Rhodes........  60      July 1994     Director

     The following is a biographical summary of the experience of the current directors and executive officers of the Company for the past five years or more.

     Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of the Company since July 1994. Mr. Considine serves as Chairman and director of Asset Investors Corporation ("Asset Investors") and Commercial Assets, Inc. ("Commercial Assets"), two other public real estate investment trusts. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

     Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman of the Board of Directors since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated ("NHP"), which was acquired by the Company in December 1997. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by the Company) and 3.1 million square feet of commercial real estate.

     Thomas W. Toomey. Mr. Toomey served as Senior Vice President -- Finance and Administration of the Company from January 1996 to March 1997, when he was promoted to Executive Vice President -- Finance and Administration. Mr. Toomey served as Executive Vice President -- Finance and Administration until December 1999, when he was appointed Chief Operating Officer. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University.

     Harry G. Alcock. Mr. Alcock served as a Vice President of the Company from July 1996 to October 1997, when he was promoted to Senior Vice
President -- Acquisitions. Mr. Alcock served as Senior Vice
President -- Acquisitions until October 1999, when he was promoted to Executive Vice President and Chief Investment Officer. Mr. Alcock has had responsibility for acquisition and financing activities of the Company since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

     Joel F. Bonder. Mr. Bonder was appointed Executive Vice President, General Counsel and Secretary of the Company effective December 1997. Prior to joining the Company, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHP from June 1991 to March 1994 and as Associate General Counsel of NHP Incorporated from 1986 to 1991. From 1983 to 1985, Mr. Bonder practiced with the Washington, D.C. law firm of Lane & Edson, P.C. and from 1979 to 1983 practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received a B.A. from the University of Rochester and a J.D. from Washington University School of Law.

     Patrick J. Foye. Mr. Foye was appointed Executive Vice President of the Company in May 1998. He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining the Company, Mr. Foye was a Merger and Acquisitions Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham Law School and was Associate Editor of the Fordham Law Review.

     Lance J. Graber. Mr. Graber was appointed Executive Vice
President -- Acquisitions of the Company in October 1999. His principal business function is acquisitions. Prior to joining the Company, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at Credit Suisse First Boston engaged in real estate financial advisory Services and principal investing. He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties. Mr. Graber received a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.

     Steven D. Ira. Mr. Ira is a Co-Founder of the Company and has served as Executive Vice President -- Property Operations of the Company since July 1994. From 1987 until July 1994, he served as President of Property Asset Management ("PAM"). Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds Manager a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Greater Orlando. Mr. Ira received a B.S. from Metropolitan State College in 1975.

     Paul J. McAuliffe. Mr. McAuliffe has been Executive Vice President of the Company since February 1999 and was appointed Chief Financial Officer in October 1999. Prior to joining the Company, Mr. McAuliffe was Senior Managing Director of Secured Capital Corp and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was senior member of the underwriting team that lead AIMCO's initial public offering in 1994. Mr. McAuliffe was also a Managing Director and head of the real estate group at CS First Boston from 1990 to 1993 and he was a Principal in the real estate group at Morgan Stanley & Co., Inc. where he worked from 1983 to 1990. Mr. McAuliffe received a B.A. from Columbia College and an M.B.A. from University of Virginia, Darden School.

     Richard S. Ellwood. Mr. Ellwood was appointed a director of the Company in July 1994. Mr. Ellwood is currently Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East Coast Industries, Inc.

     J. Landis Martin. Mr. Martin was appointed a director of the Company in July 1994 and became Chairman of the Compensation Committee on March 19, 1998. Mr. Martin is a member of the Audit Committee. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium since 1987 and Chief Executive Officer since January, 1995. From 1990 until its acquisition by a predecessor of Halliburton Company ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle International Corporation, a communications company.

     Thomas L. Rhodes. Mr. Rhodes was appointed a Director of the Company in July 1994 and is currently a member of the Audit and Compensation Committees. Mr. Rhodes has served as the President and Director of National Review magazine since November 1992, where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. He is currently Co-Chairman of the Board, Co-Chief Executive Officer and a Director of Asset Investors and Commercial Assets. He also serves as a Director of Delphi Financial Group and its subsidiaries, Delphi International Ltd., Oracle Reinsurance Company and The Lynde and Harry Bradley Foundation.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors held six meetings during the year ended December 31, 1999. During 1999, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors upon which he served. The Board of Directors has established standing audit and compensation committees. There is no standing nominating committee.

     Audit Committee. The Audit Committee currently consists of the Independent
Directors: Messrs. Ellwood (Chairman), Martin, Smith and Rhodes. Mr. Smith has indicated that he intends to resign as a Director of the Company and as a member of the Audit Committee as of the date of the Meeting. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met twice in 1999.

     Compensation Committee. The Compensation Committee currently consists of the Independent Directors: Messrs. Martin (Chairman), Ellwood, Smith and Rhodes. Mr. Smith has indicated that he intends to resign as a Director of the Company and as a member of the Compensation Committee as of the date of the

Meeting. The Compensation Committee determines and reports to the Board of Directors regarding compensation for the Company's executive officers and administers the Company's stock option plans. The Compensation Committee met once in 1999. On March 19, 1998, Mr. Martin was appointed Chairman of the Compensation Committee, replacing Mr. Rhodes who had held such position since the creation of the Compensation Committee in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Martin (Chairman), Smith, Ellwood and Rhodes. (Mr. Smith has indicated that he intends to resign as a Director of the Company and as a Member of the Compensation Committee as of the date of the Meeting). Mr. Rhodes, a member of the Compensation Committee (and Chairman of the Compensation Committee prior to March 19, 1998), is Vice Chairman and a Director of Commercial Assets and Asset Investors. Mr. Considine, the Chairman of the Board and Chief Executive Officer of the Company, is also Chairman and a Director of Commercial Assets and Asset Investors.

COMPENSATION OF DIRECTORS

     In 1999, the Company paid the Independent Directors an annual fee of 1,000 shares of the Company's Common Stock, a fee of $1,000 for attendance at each in-person meeting of the Board of Directors, $750 for each in-person meeting of any committee thereof, and $750 for each telephonic meeting of the Board of Directors or any committee thereof. Compensation for the Independent Directors in 2000 will be an annual fee of 1,000 shares of Common Stock, a fee of $1,000 for attendance at each in-person meeting of the Board of Directors, $750 for each in-person meeting of any committee thereof, and $750 for each telephonic meeting of the Board of Directors or any committee thereof. This amount may be modified after further review by the Company. Directors who are not Independent Directors do not receive directors' fees.

     Pursuant to The 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates, each Independent Director, upon joining the Board of Directors, received an initial grant of an option to purchase up to 3,000 shares of Common Stock at the market price of the shares on the date of grant. Following each annual meeting of stockholders, each Independent Director receives an additional option to purchase up to 3,000 shares of Common Stock at the market price of the shares on the date of grant. Such options vest one year after the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information available to the Company, as of January 31, 2000, with respect to shares of the Company's Common Stock and AIMCO Properties, LP.'s Partnership Common Units ("OP Units") held by
(i) each director, the chief executive officer, and the four other most highly compensated executive officers who were serving as of December 31, 1999, (ii) all directors and executive officers of the Company as a group and (iii) those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares. This table does not reflect options that are not exercisable within 60 days, or the beneficial ownership of High Performance Units by executive officers and directors of the Company. The business address of each of the following directors and executive officers is 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, unless otherwise specified.

                                       NUMBER OF      PERCENTAGE OF                    PERCENTAGE OF
                                       SHARES OF      COMMON STOCK      NUMBER OF     OWNERSHIP OF THE
NAME AND ADDRESS OF BENEFICIAL OWNER  COMMON STOCK     OUTSTANDING     OP UNITS(1)       COMPANY(2)
------------------------------------  ------------    -------------    -----------    ----------------
Directors & Executive Officers:
  Terry Considine...................   2,831,974(3)       4.2%           816,661(4)         5.0%
  Peter K. Kompaniez................     973,022(5)       1.5%            30,500            1.4%
  Thomas W. Toomey..................     330,132(6)          *                                *
  Patrick J. Foye...................     120,972             *                                *
  Paul J. McAuliffe.................      90,295             *                                *
  Richard S. Ellwood................      21,200(7)          *                                *
  J. Landis Martin..................      19,000(8)          *                26              *
  Thomas L. Rhodes..................      47,600(9)          *                                *
  John D. Smith(10).................      21,700(11)         *                                *
  All directors and executive
     officers as a group (13
     persons).......................   4,956,684(12)      7.4%           943,801            8.1%
5% or Greater Holders
Capital Growth Management L.P. .....   6,398,500(13)      9.6%                              8.7%
  One International Place
  45th floor
  Boston, Massachusetts 02110
Cohen & Steers Capital Management,
  Inc...............................   5,585,600(14)      8.4%                              7.6%
  757 Third Avenue
  New York, New York 10017
Stichting Pensioenfonds ABP.........   4,490,206(15)      6.7%                              6.1%
  450 Lexington Avenue
  Suite 1800
  New York, New York 10017
FMR Corp. ..........................   4,524,455(16)      6.8%                              6.2%
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------
  *  Less than 1.0%

 (1) Through wholly owned subsidiaries, the Company acts as general partner of, and, as of January 31, 2000, holds approximately 91% of the interests in AIMCO Properties, L.P. (the "Operating Partnership"). After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by the Company for shares of the Company's Common Stock at an exchange ratio of one share of the Company's Common Stock for each OP Unit (subject to adjustment). If all OP Units were acquired by the Company for the Company's Common Stock (without regard to the ownership limit set forth in the Company's Charter) these shares of the Company's Common Stock would constitute approximately 9% of the then outstanding shares of the Company's Common Stock. OP Units are subject to certain restrictions on transfer.

 (2) On a fully diluted basis, assuming all 6,329,871 OP Units outstanding as of January 31, 2000 are acquired by the Company for shares of the Company's Common Stock without regard to the Ownership Limit.

 (3) Includes 114,681 shares held by entities in which Mr. Considine holds sole voting and investment power, 74,743 shares held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership, and 86,355 shares held by a non-profit corporation in which Mr. Considine has shared voting and investment power with his spouse. Mr. Considine disclaims beneficial ownership of 1,222,978 shares held by Considine family partnerships in which Mr. Considine holds a 1% general partnership interest with the remaining 99% held by trusts for members of Mr. Considine's family.

 (4) Includes 192,374 OP Units held by entities in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by the Considine Partnership, for 99% of which Mr. Considine disclaims beneficial ownership, and 157,698 OP Units held by Mr. Considine's spouse, Elizabeth Considine, for which Mr. Considine disclaims beneficial ownership.

 (5) Includes 326,800 shares subject to options that are exercisable within 60 days.

 (6) Includes 88,000 shares subject to options that are exercisable within 60 days.

 (7) Includes 7,500 shares subject to options that are exercisable within 60 days.

 (8) Includes 3,000 shares subject to options that are exercisable within 60 days.

 (9) Includes 3,000 shares subject to options that are exercisable within 60 days.

(10) Mr. Smith has indicated that he intends to resign as a Director of the Company as of the date of the Meeting, April 20, 2000.

(11) Includes 3,000 shares subject to options that are exercisable within 60 days.

(12) Includes 1,730,865 shares subject to options that are exercisable within 60 days.

(13) Includes 5,876,000 shares as to which Capital Growth Management L.P. ("Capital Growth") has sole voting power. Capital Growth has sole dispositive power as to all 6,398,500 shares.

(14) Includes 4,833,700 shares as to which Cohen & Steers Capital Management, Inc. ("Cohen & Steers") has sole voting power. Cohen & Steers has sole dispositive power as to all 5,585,600 shares.

(15) Stichting Pensioenfonds ABP has sole voting and dispositive power as to all 4,490,206 shares.

(16) Includes 1,152,100 shares as to which FMR Corp. has sole voting power. FMR Corp. has sole dispositive power as to all 4,524,455 shares.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid for each of the three fiscal years ended December 31, 1999 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                                                                                    LONG TERM COMPENSATION(1)
                                                                                ----------------------------------
                                                                                                     SECURITIES
                                      ANNUAL COMPENSATION                                         UNDERLYING STOCK
                                    -----------------------    OTHER ANNUAL       RESTRICTED      OPTIONS/SARS(#)       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)(2)   COMPENSATION($)   STOCK AWARDS($)        AWARDS        COMPENSATION($)
---------------------------  ----   ---------   -----------   ---------------   ---------------   ----------------   ---------------
Terry Considine..........    1999   $275,000    $1,275,000          $--            $     --            385,294             $--
  Chairman of the Board of   1998    275,000     1,025,000           --                  --            150,000              --
  Directors and Chief        1997    275,000     2,060,000           --                  --          2,740,000              --
  Executive Officer

Peter K. Kompaniez.......    1999   $235,000    $  985,000          $--            $     --             75,000             $--
  President and Vice         1998    235,000       735,000           --                  --             75,000              --
  Chairman                   1997    235,000       800,000           --                  --            815,000              --

Thomas W. Toomey.........    1999   $200,000    $  500,000          $--            $     --             29,412             $--
  Chief Operating Officer    1998    200,000       300,000           --                  --            100,000              --
                             1997    180,000       555,000           --                  --            220,000              --

Patrick J. Foye(3).......    1999   $225,000    $  400,000          $--            $995,313             29,412             $--
  Executive Vice President   1998    135,600       400,000           --                  --            375,000              --
                             1997         --            --           --                  --                 --              --

Paul J. McAuliffe(4).....    1999   $166,667    $  300,000          $--            $995,313            223,529             $--
  Executive Vice President   1998         --            --           --                  --                 --              --
  and Chief Financial        1997         --            --           --                  --                 --              --
  Officer

---------------

(1) Excludes 1,227,078, 376,526, 165,632, 78,948 and 64,865 shares of Common
    Stock underlying options granted to Mssrs. Considine, Kompaniez, Toomey, Foye and McAuliffe, respectively, from 1996 to 1999, which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Transactions -- Stock Purchase Loans." Options earned in respect of 1998 and 1999 fiscal years were awarded in January 1999 and 2000, respectively.

(2) Includes all Discretionary and Incentive cash compensation earned by the Named Executive Officers.

(3) Mr. Foye was not an employee of the Company prior to May 1998.

(4) Mr. McAuliffe was not an employee of the Company prior to February 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     Information on options granted in 1999 to the Named Executive Officers is set forth in the following table.

                                             INDIVIDUAL GRANTS(1)                        POTENTIAL REALIZABLE
                           ---------------------------------------------------------       VALUE AT ASSUMED
                                             % OF TOTAL                                    ANNUAL RATES OF
                             NUMBER OF      OPTIONS/SARS                                     STOCK PRICE
                             SECURITIES      GRANTED TO                                    APPRECIATION FOR
                             UNDERLYING      EMPLOYEES       EXERCISE                       OPTION TERM(3)
                            OPTIONS/SARS     IN FISCAL       OR BASE      EXPIRATION   ------------------------
          NAME             GRANTED(#)(2)      YEAR(2)      PRICE($/SH)       DATE        5%($)        10%($)
          ----             --------------   ------------   ------------   ----------   ----------   -----------
Terry Considine..........     385,294           38.5%         $38.50      1/20/2009    $9,328,909   $23,641,287
Peter K. Kompaniez.......      75,000            7.5%          38.50      1/20/2009     1,815,933     4,601,931
Thomas W. Toomey.........      29,412            2.9%          38.50      1/20/2009       712,136     1,804,693
Patrick J. Foye..........      29,412            2.9%          38.50      1/20/2009       712,136     1,804,693
Paul J. McAuliffe........     223,529           22.4%          37.16      2/01/2009     5,223,515    13,237,412

---------------
(1) Unless otherwise specified, options vest over five years, with vesting as to 60% of the underlying shares after three years and an additional 20% vesting each of the next two years. Under the terms of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Stock Plan"), the plan administrator retains discretion, subject to certain restrictions, to modify the terms of outstanding options. The exercise price of incentive and non-qualified options granted under the 1997 Stock Plan will generally equal the fair market value of a share of Common Stock on the date of grant.

(2) Excludes 64,865 shares of Common Stock underlying options granted to Mr. McAuliffe which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Transactions -- Stock Purchase Loans."

(3) Assumed annual rates of stock price appreciation are set forth for illustrative purposes only. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not be realized.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

     Information on option exercises during 1999 by the Named Executive Officers, and the value of unexercised options held by Named Executive Officers at December 31, 1999 is set forth in the following table.

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                   OPTIONS/SARS AT                OPTIONS/SARS
                                SHARES                                FY-END(#)                  AT FY-END($)(2)
                              ACQUIRED ON        VALUE       ---------------------------   ---------------------------
NAME                        EXERCISE(#)(1)    REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   ------------   -----------   -------------   -----------   -------------
Terry Considine...........       2,400          $43,050              --      2,894,800             --     $7,267,725
Peter K. Kompaniez........       1,600           28,600              --        891,600             --      2,265,700
Thomas W. Toomey..........          --               --              --        320,000             --        867,500
Patrick J. Foye...........          --               --              --        375,000             --        829,688
Paul J. McAuliffe.........          --               --              --        200,000             --        562,500

---------------
(1) Excludes 64,865 shares of Common Stock underlying options granted to Mr. McAuliffe which were immediately exercised to purchase shares pursuant to the Company's leveraged stock purchase program. See "Certain Relationships and Transactions -- Stock Purchase Loans."

(2) Market value of underlying securities at fiscal year-end, less the exercise price. Market value is determined based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999 of $39.8125 per share.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The four members of the Board of Directors who are not members of management constitute the Compensation Committee. The Compensation Committee determines the compensation of the Chief Executive Officer and the President; reviews and approves compensation of other corporate officers holding the title of Senior Vice President or above ("Other Senior Management" and together with the Chief Executive Officer and the President, "Senior Management"), reviews the general compensation and benefit practices of the Company; and administers the Company's stock option and other stock related plans.

     In conducting its review and in making its determination and granting approvals, the Committee considers various factors: the alignment of management financial awards with shareholder objectives for Total Return (dividend income plus share price appreciation); reasonability of compensation in consideration of all the facts, including Total Return, the size and complexity of the company, and practices of other real estate investment trusts; and recruitment and retention of the Company's management.

     Compensation of Senior Management is comprised of Base Compensation, Discretionary Compensation and Incentive Compensation. The policy of the Compensation Committee is to set Base Compensation at or below the median paid by comparable companies to executive officers with comparable responsibilities; to utilize Discretionary Compensation, generally cash and in an amount not more than Base Compensation, to reward specific achievements; and to make the chief financial reward Incentive Compensation which is tied directly to the creation of shareholder value. In addition, certain members of Senior Management have made a cash investment in a partnership which received High Performance Units which will have a value only if the Company's Total Return on a sustained basis exceeds industry averages. The comparable companies reviewed by the Compensation Committee are among those included in the SNL indices used in the performance graph on page 15 of this Proxy Statement.

     Base Compensation. The Compensation Committee determined 1999 Base Compensation for the Chief Executive Officer and for the President; reviewed and approved 1999 Base Compensation for Other Senior Management based upon the recommendation of the Chief Executive Officer and President; and considered such 1999 Base Compensation reasonable and in line with Company policy. The base Compensation for Messrs. Considine and Kompaniez has been set to be equal or below the median compensation paid to executives with similar responsibilities at comparable companies reviewed by the Compensation Committee.

     Discretionary Compensation. For 1999, the Compensation Committee considered, among other things:

     - AFFO and FFO per share increased to $3.72 and $4.08, respectively, an increase of 19% and 19%, respectively, over the prior year's results. Dividends per share increased to $2.80 from $2.50, an increase of 12% from the prior year.

     - Same store sales for 1999 for 456 apartment communities containing 122,076 apartment units showed a 4.3% increase in revenue, a 1.3% decrease in operating expenses and an 8.0% increase in net operating income compared to 1998.

     - Total assets increased to approximately $5,685 million as of December 31, 1999, from approximately $4,249 million as of December 31, 1998, an increase of 34%.

     - Total market capitalization increased to approximately $7,192 million ($3,809 million in equity capitalization) as of December 31, 1999 compared to approximately $5,519 million ($3,009 million in equity capitalization), as of December 31, 1998, an increase of 30%.

     - 1999 acquisitions, excluding the Insignia Property Trust properties, totaled 28 properties, including 12,721 units for approximately $495 million.

     - Property sales activity totaled approximately $426 million for the year, consisting of 18 apartment communities and 45 commercial properties.

     - AIMCO purchased $271 million of limited partnership equity interests.

     - AIMCO issued $410.3 million of long-term, fixed rate, fully amortizing non-recourse mortgage notes payable with a weighted average interest rate of 7.3%. Each of the notes is individually secured by one of 40 properties with no cross-collateralization. The Company used the net proceeds after transaction costs of $373.6 million to repay existing debt. During the year ended December 31, 1999, the Company has also assumed $110.1 million of long-term, fixed rate, fully amortizing notes payables with a weighted average interest rate of 7.9% in connection with the acquisition of properties. Each of the notes is individually secured by one of 13 properties with no cross-collateralization.

     - AIMCO increased its bank line of credit to $300 million. Two rating agencies, Duff and Phelps, and Moody's up-graded their ratings on AIMCO's preferred securities.

     - AIMCO issued approximately $305 million of preferred and common equity, maintaining consistent levels of interest and preferred dividend coverage ratios.

     - AIMCO's 1999 Total Return of 13.9% exceeded the Morgan Stanley REIT Index which had a negative return of 4.55%. On the basis of Total Return for 1999, AIMCO ranked 6th among the 72 equity REITs with market capitalizations in excess of $500 million for the year, 2nd among the 39 equity REITs with market capitalizations over $1,000 million and second among the eight apartment REITs of similar size.

     - AIMCO Total Return since January 1, 1995 is 227.4% or 26.8% annualized, which is in excess of the Morgan Stanley REIT Index for the same period by 183.1%, or by 19.2% annualized. For the period commencing January 1, 1995, AIMCO ranked first among the 60 equity REITs with market capitalizations in excess of $500 million in Total Return, and first among the eight apartment REITs of similar size.

     The Compensation Committee considered 1999 to be a year of comparatively excellent performance by the Company. Recognizing Senior Management's contribution to this performance, the Compensation Committee awarded Discretionary Compensation of $275,000 to Mr. Considine and $235,000 to Mr. Kompaniez, and approved additional Discretionary Compensation of approximately $3 million to Other Senior Management.

     Incentive Compensation. Beginning in 1997, the Compensation Committee decided to determine Incentive Compensation primarily by reference to "Excess Value Added", calculated as the amount, if any, by which the Company's Total Return exceeded that achieved by other real estate investment trusts (as measured by Morgan Stanley REIT Index), multiplied by the weighted average market value of the Company's stock and OP Units outstanding during the measurement period. Up to 15% of Excess Value Added is available for cash or stock option awards (valued using a modified Black Scholes formula applied by an investment banking firm).

     In 1999, the Company's Total Return was 13.9% which exceeded the negative 4.55% Total Return of the Morgan Stanley REIT Index; the Company's weighted average equity market value was approximately $2,729 million; and Excess Value Added was approximately $381 million. The pool available for Incentive Compensation for 1999 was approximately $57 million (15% of the Excess Value Added). The maximum amount available for Incentive Compensation is limited by the amount which would be allocated to the High Performance Units.

     The Compensation Committee awarded Senior Management approximately $5 million in 1999 Incentive Compensation: $2.5 million in cash and approximately $2.5 million in options to acquire 583,823 shares at $38.50 per share, the closing price of the Company's Common Stock on January 19, 2000, the date of the award. The Compensation Committee valued the options at approximately $4.25 per underlying shares, based on the advice of a nationally recognized independent investment bank that considered the exercise price, the terms of the options, the lack of transferability of the options, the vesting provisions (60% after three years and an additional 20% annually for years four to five), and the likely dividend rate on the underlying stock.

     High Performance Units. Effective January 1, 1998, the Company sold to a partnership currently owned by twelve members of Senior Management (70% by a Considine family partnership, 14% owned by Mr. Kompaniez and 16% owned by ten members of Senior Management) and directors Martin, Rhodes and

Smith, certain High Performance Units ("HPUs"). The sale of HPUs was ratified by stockholder vote at the Company's 1998 Annual Stockholders Meeting. The HPUs have the following features:

     - They represent equity in the Company and were sold at a cash cost of $2,070,000, paid entirely from the personal resources of the purchasers;

     - They will have nominal value unless the Company's Total Return for the three year period from 1998 through 2000 exceeds the greater of 115% of the Total Return of the Morgan Stanley REIT INDEX (or such other index as the Compensation Committee shall determine) or 30% (any value will be represented by nontransferable equity securities of AIMCO);

     - Total Return in excess of this benchmark is considered Excess Shareholder Return and holders of the HPUs will receive distributions and allocations of income and loss from the Operating Partnership based on 15% of the Excess Shareholder Return.

     Based upon the Company's actual 1999 performance versus the Morgan Stanley REIT Index, the Excess Shareholder Return would have been $83.8 million, and the value of the HPU's would have been $12.6 million.

     The Compensation Committee considers the HPUs the principal method of retaining key members of management and incentivising the 12 members of management who own HPUs to focus on achieving superior Total Return to Shareholders. It is anticipated that additional HPUs may be sold to certain members of Senior Management when the 1998-2000 measuring period ends.

     Chief Executive Officer and President. In granting the options described above, and in determining the compensation for the Chief Executive Officer and the President, the Compensation Committee considered, among other things, the Company's 1999 financial performance as described above. In addition, the Committee considered the fact that while the relative performance of the Company was excellent, the overall Total Return of 13.9% was below satisfactory levels of return. Terry Considine, the Company's Chief Executive Officer, and Peter Kompaniez, the Company's President, received the following compensation in 1996 through 1999:

                                            TERRY CONSIDINE                               PETER KOMPANIEZ
                             ---------------------------------------------   -----------------------------------------
                               1996        1997        1998        1999        1996       1997       1998       1999
                             --------   ----------   --------   ----------   --------   --------   --------   --------
Base Compensation..........  $267,500   $  275,000   $275,000   $  275,000   $227,500   $235,000   $235,000   $235,000
Discretionary
  Compensation.............  $ 20,000   $  275,000   $275,000   $  275,000   $ 20,000   $235,000   $235,000   $235,000
Incentive Compensation
  Cash.....................        --   $1,785,000   $750,000   $1,000,000         --   $565,000   $500,000   $750,000
  Options to purchase(1)...   165,000    2,740,000    150,000      385,294     87,000    815,000     75,000     75,000

---------------

(1) Reflects the number of shares underlying options. Excludes shares of common stock underlying options granted in 1996 through 1999, that were immediately exercised to purchase shares of common stock pursuant to the Company's leveraged stock purchase program.

Date: March 8, 2000
                   J. LANDIS MARTIN (CHAIRMAN)
                   RICHARD S. ELLWOOD
                   THOMAS L. RHODES
                   JOHN D. SMITH

     The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                            EMPLOYMENT ARRANGEMENTS

     Each of Messrs. Considine, Kompaniez and Ira receive annual cash compensation pursuant to employment contracts with the Company. The initial two-year term of each of these contracts expired in July 1996 but the contracts are automatically renewed for successive one-year terms unless the officer is terminated by the Company. The base salary payable under the employment contracts is subject to annual review and adjustment by the Compensation Committee. The base annual salaries of Messrs. Considine, Kompaniez and Ira are $275,000, $235,000 and $200,000, respectively, for 1999 and 2000. Each of
Messrs. Considine, Kompaniez and Ira are also eligible for a bonus set by the Compensation Committee. See "Compensation Committee Report to Stockholders."

     The employment contracts provide that upon a change in control of the Company or a termination of employment under certain circumstances, the employee will be entitled to a payment equal to three times the average annual salary for the previous three years. The contracts provide that during the term of the contract and for one year thereafter, except with respect to certain existing investments held by the employee (which the employees have committed to liquidate in an orderly manner), in no event will the employees engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contracts provide that the employees will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly-traded company involved in those activities.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns for the Company's Common Stock ("AIMCO"), the Standard & Poor's 500 Total Return Index (the "S&P 500"), the SNL Equity REIT Index, the SNL Residential REIT Index and the Morgan Stanley REIT Index from December 31, 1994, the date on which the initial public offering of the Company's Common Stock was consummated (except for the Morgan Stanley REIT Index, which begins on December 31, 1994, the date that results for the index were first published), to December 31, 1999. The SNL Equity REIT Index and the SNL Residential REIT Index were prepared by SNL Securities, an independent research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. The Morgan Stanley REIT Index is published by Morgan Stanley & Co. Incorporated, an investment banking company. The indices are weighted for all companies that fit the definitional criteria of the particular index and are calculated to exclude companies as they are acquired and add them to the index calculation as they become publicly traded companies. All companies of the definitional criteria in existence at the point in time presented are included in the index calculations. The graph assumes the investment of $100 in the Company's Common Stock and in each index on December 31, 1994, and that all dividends paid have been reinvested.

                              [PERFORMANCE GRAPH]

                                                              PERIOD ENDING
                                     ---------------------------------------------------------------
                                     12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                     --------   --------   --------   --------   --------   --------
AIMCO..............................  $100.00    $122.47    $193.58    $ 267.52   $292.08    $332.83
S&P 500............................  $100.00    $137.58    $169.03    $ 225.44   $289.79    $350.50
SNL Equity REIT Index..............  $100.00    $115.08    $156.45    $ 188.36   $155.84    $147.38
SNL Residential REIT Index.........  $100.00    $113.53    $148.60    $ 172.41   $158.43    $172.35
Morgan Stanley REIT Index..........  $100.00    $112.90    $153.43    $ 181.93   $151.18    $144.30

     The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     From time to time, the Company has entered into various transactions with certain of its executive officers and directors. The Company attempts to price such transactions based on fair market value, and believes that the transactions are on terms that are as favorable to the Company as could be achieved with unrelated third parties.

TRANSACTIONS WITH MANAGEMENT COMPANIES

     From time to time the Company has formed corporations (the "Management Companies") in which the Operating Partnership holds non-voting preferred stock and 100% of the voting stock is owned by certain of the Company's executive officers (or entities controlled by them), including Messrs. Considine and Kompaniez. The Management Companies were formed to engage in businesses generally not permitted under the REIT provisions of the Internal Revenue Code. Although transactions between the Company and the Management Companies are not at arm's length, the Company believes that such transactions are at fair market value.

     Prior to December 29, 1999, Messrs. Considine and Kompaniez, collectively, owned 5% of the outstanding stock (100% of the voting stock) of the following Management Companies: AIMCO/NHP Holdings, Inc. ("ANHI"), NHP Management Company ("NHPMC"), AIMCO/NHP Properties, Inc. ("ANPI") and NHP A&R Services, Inc. ("NHPAR"). All of Mr. Considine's ownership interests in these Management Companies are held through Tebet, L.L.C., a Colorado limited liability company of which he is the managing member ("Tebet"). On December 29, 1999, Tebet and Mr. Kompaniez each transferred to the Operating Partnership 80% of their common stock holdings in each of ANHI, NHPMC, ANPI and NHPAR. The Operating Partnership then exchanged such common stock for additional shares of non-voting preferred stock of ANHI, NHPMC, ANPI and NHPAR. As a result, the Operating Partnership increased its ownership interest in each of ANHI, NHPMC, ANPI and NHPAR from 95% to 99%, and Tebet and Mr. Kompaniez decreased their ownership interest in each of ANHI, NHPMC, ANPI and NHPAR from 5% to 1%. The Operating Partnership paid $3,996,000 and $996,000 for these interests in the Management Companies acquired from Tebet and Mr. Kompaniez, respectively. These purchase prices were determined by AIMCO's independent directors, based on a valuation done by Arthur Andersen LLP. In consideration for the transfers, the Operating Partnership assumed $2,730,000 and $721,000 of promissory notes that Tebet and Mr. Kompaniez, respectively, had issued to purchase their interests in these Management Companies, and the Operating Partnership issued to Tebet and Mr. Kompaniez 31,650 and 6,875 OP units, respectively.

     For the year ended December 31, 1999, Tebet and Mr. Kompaniez have received dividends of approximately $725,000 and $181,000, respectively, on their shares of common stock of the Management Companies, and the Company has received dividends of $5,227,000 on its shares of preferred stock of the Management Companies. All of the amounts paid as dividends to Tebet and Mr. Kompaniez were used to pay interest and/or principal due under promissory notes issued to the Company and the Management Companies.

     When the Company owns a significant interest in a real estate partnership, the management contract for the property owned by that real estate partnership may be assigned by the Management Companies to the Operating Partnership. During 1999, Management Companies assigned their rights under a total of 82 management contracts to the Operating Partnership in exchange for the Operating Partnership assuming all obligations under such contracts.

STOCK PURCHASE LOANS

     From time to time, the Company makes loans to its executive officers to finance their purchase of shares of Common Stock from the Company. All loans made prior to 1999 bear interest between 7.00% to 7.25% per annum. During 1999, the Company sold 130,893 shares of Common Stock to Messrs. Alcock, Bonder, Graber and McAuliffe for an aggregate purchase price of $4,910,027. In each case, the purchase price was equal to the closing price of the Common Stock on the New York Stock Exchange on the date of sale. In payment for such shares, Messrs. Alcock, Bonder, Graber and McAuliffe executed notes payable to the Company bearing interest at 7.25%, 7.0%, 6.25% and 7.00%, respectively, per annum, payable quarterly, and due in 2009. The interest rate on the loans is based upon the Company's cost of borrowing under its line of credit.

     The following table sets forth certain information with respect to these loans to executive officers.

                                                        HIGHEST AMOUNT     AMOUNT REPAID
                                                         OWED DURING      SINCE INCEPTION      1/31/00
NAME                                   INTEREST RATE         1999         (THRU 1/31/00)       BALANCE
----                                   -------------    --------------    ---------------      -------
Terry Considine......................      7.25%         $16,550,175        $19,620,213      $16,215,777
Peter K. Kompaniez...................      7.25%           4,124,478          8,174,873        3,761,392
Steven D. Ira........................      7.25%           2,982,022            207,090        2,886,620
Thomas W. Toomey.....................      7.25%           1,294,446          4,562,588        1,205,082
Harry G. Alcock......................      7.25%             748,416            152,177        1,141,829
Troy D. Butts(1).....................      7.25%           1,037,652          1,050,008               --
Joel F. Bonder.......................      7.00%           1,360,016             30,285        1,329,731
Robert Ty Howard(2)..................      7.00%           1,432,428             22,215        1,425,285
Patrick J. Foye......................      6.25%           3,000,024            140,342        2,859,682
Paul J. McAuliffe....................      7.00%           2,400,005            236,106        2,163,899
Lance Graber.........................      6.25%           1,925,000                 --        1,925,000
                                                         -----------        -----------      -----------
                                                         $36,854,662        $34,195,897      $34,911,297
                                                         ===========        ===========      ===========

---------------
(1) Mr. Butts resigned his position with the Company in October 1999.

(2) Mr. Howard resigned his position with the Company in August 1999.

                                 OTHER MATTERS

     Section 16(a) Compliance. Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulations to furnish the Company with copies of all such forms that they file.

     Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 1999, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 1999, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's stock.

     Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2001, must be received by the Company, marked to the attention of the Secretary, no later than November 19, 2000 to be included in the Company's Proxy Statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to the Company for consideration at the Company's Annual Meeting of Stockholders to be held in 2001 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder's proposal in the Company's proxy materials) will be considered untimely if received by the Company after February 4, 2001.

     Other Business. The Company knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

                                            THE BOARD OF DIRECTORS

March 8, 2000
Denver, Colorado

--------------------------------------------------------------------------------

                                      PROXY
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
              IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
                          FOR EACH OF THE SIX NOMINEES
              FOR DIRECTOR AND THE PROPOSAL REFERRED TO IN 2 BELOW

    The undersigned hereby appoints Terry Considine and Peter K. Kompaniez and each of them the undersigned's true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (the "Company"), standing in the undersigned's name, at the Annual Meeting of Stockholders of the Company to be held at 2000 South Colorado Boulevard, Tower Two, Suite 2-1000, Denver, Colorado 80222-7900, on April 20, 2000 at 9:00 a.m., Denver time (including any adjournments or postponements thereof, the "Stockholders' Meeting"), upon those matters as described in the Proxy Statement for the meeting and such other matters as may properly come before such meeting.

A vote FOR the following proposals described in the Proxy Statement for the Stockholders' Meeting is recommended:

1. Election of the following nominees for director: Terry Considine, Peter K. Kompaniez, Richard S. Ellwood, J. Landis Martin, and Thomas L. Rhodes.

   [ ] FOR ALL NOMINEES     [ ] WITHHOLD AUTHORITY for   [ ] WITHHOLD AUTHORITY for any Individual Nominee(s)
                                all Nominees                 (Write the name(s) of the nominee(s) in the space below)

--------------------------------------------------------------------------------

2. Ratification of the selection of Ernst & Young LLP as independent auditors for the calendar year ending December 31, 2000.

           [ ] FOR       [ ] AGAINST         [ ] ABSTAIN

          (Continued, and to be dated and signed on the reverse side.)

--------------------------------------------------------------------------------

AIMCO encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

TO VOTE OVER THE INTERNET:

o    Have your proxy card in hand when you access the web site.

o Log onto the Internet and go to the web site, www.eproxyvote.com/aiv, 24 hours a day, 7 days a week.

o    You will be prompted to enter your control number printed in the box above.

o    Follow the instructions provided.

TO VOTE OVER THE TELEPHONE:

o    Have your proxy card in hand when you call.

o On a touch-tone telephone call 1-877-779-8683. 24 hours a day, 7 days a week.

o    You will be prompted to enter your control number printed in the box above.

o    Follow the recorded instructions.

TO VOTE BY MAIL:

o    Mark, sign and date your proxy card.

o    Return your proxy card in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card. Proxies submitted by telephone or the Internet must be received by 5:00 p.m. ET on April 18, 2000.

--------------------------------------------------------------------------------

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             PROXY FOR COMMON STOCK

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS
                               ON APRIL 20, 2000

    If any other business is transacted at the Stockholders' Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.

                                 Dated:                                  , 2000
                                       ----------------------------------

                                 ----------------------------------------------
                                           (Signature of Stockholder)

                                 ----------------------------------------------
                                           (Signature of Stockholder)

                                 Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.

                                 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE
                                             ENCLOSED ENVELOPE

--------------------------------------------------------------------------------